Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Corporate Income Shares:

We consent to the use of our report, incorporated herein by reference, dated June 25, 2007, for AllianceBernstein Corporate Income Shares as of April 30, 2007 and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "GENERAL INFORMATION - Independent Registered Public Accounting Firm", "SHAREHOLDER SERVICES - Statements and Reports", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


                                                    KPMG LLP


New York, New York
August 27, 2007